THE LAW OFFICES OF
CRAIG J. SHABER                                       2043 North Marshall Avenue
ATTORNEY AND COUNSELOR AT LAW                         El Cajon, California 92020
A PROFESSIONAL CORPORATION                            Telephone:  (619) 258-8065
                                                      Facsimile:  (619) 449-9277
                                                      shabercj@aol.com
June 8, 2005

U.S. Securities and Exchange Commission
450 Fifth Avenue, NW
Washington, DC 20549

Re: Registration Statement on Form SB-2 (the "Registration Statement") Northern Way Resources, Inc., a Nevada Corporation (the "Company")

Gentlemen:

I have acted as special counsel for the Company for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 4,572,250 shares (the "Shares") of the common stock, par value $0.001 per share of the Company. I was not engaged to prepare or review, and I have not prepared or reviewed, any portion of the Registration Statement. I express no opinion as to the accuracy or adequacy of the disclosure contained in the Registration Statement, and I hereby disclaim any responsibility for the content of the Registration Statement.

In my capacity as special counsel to the Company, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

     1.   Certificate of Incorporation of the Company, as amended to date;

     2.   Bylaws of the Company, as amended to date;

     3. The records of corporate proceedings relating to the issuance of the Shares; and

     4. Such other instruments and documents as I have believed necessary for the purpose of rendering the following opinion.

In such examinations, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, I have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as I have believed necessary and relevant.

Based on the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that, under applicable law of the State of Nevada (including without limitation, the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws), the Shares were duly authorized by all necessary corporate action on the part of the Company, legally and validly issued , fully paid and non-assessable. I am also of the opinion that the Shares, when sold after the effectiveness of the Registration Statement, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, I do hereby admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.

Truly yours,

/s/ Craig J. Shaber
-------------------
Craig J. Shaber